Exhibit 4.18
DATED THE 27TH DAY OF APRIL 2011
(1)	INSCOM HK LIMITED
and
(2)	INSCOM GROUP LIMITED
and
(3)	INSCOM HOLDING LIMITED
and
(4)	APOLLO & MUSE HOLDING LIMITED
and
(5)	CLEVER STAR HOLDINGS LIMITED
and
(6)	CISG HOLDINGS LIMITED
SUPPLEMENTAL SUBSCRIPTION
and SHARE PURCAHSE
and SHAREHOLDERS AGREEMENT
relating to
INSCOM HOLDING LIMITED
STEVENSON, WONG & CO.
4/F & 5/F, Central Tower
No. 28 Queen’s Road Central
Hong Kong
Ref.: LFC/HLO(P)/68611/09(Comm)

THIS SUPPLEMENTAL SUBSCRIPTION AND SHARES PURCHASE AND SHAREHOLDERS AGREEMENT is made on the 27th April 2011
BETWEEN:-
(1)
INSCOM HK LIMITED, a company incorporated under the laws of the HKSAR (under company number 1457225) whose registered office is situate at 12/F Ruttonjee House, 11 Duddell Street, Central, Hong Kong. (“INSCOM HK”);

(2)
INSCOM GROUP LIMITED, a company incorporated under the laws of the British Virgin Islands (under company number 1584027) whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “INSCOM BVI”);

(3)
INSCOM HOLDING LIMITED, a company incorporated under the laws of the British Virgin Islands (under company number 1584021) whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”);

(4)
APOLLO & MUSE HOLDING LIMITED, a company incorporated under the laws of the British Virgin Islands (under company number 1584020) whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Apollo”);

(5)
CLEVER STAR HOLDINGS LIMITED, a company incorporated under the laws of the British Virgin Islands (under company number 1593866) whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“CSH”); and

(6)
CISG HOLDINGS LTD., a company incorporated under the laws of the British Virgin Islands (under company number 599853) whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“CISG” or “Subscriber”).

and is SUPPLEMENTAL to a subscription and shares purchase and shareholders agreement (the “Principal Agreement”) relating to Inscom Holding Limited dated 29 July 2010 and made between the parties hereto.
WHEREAS:-
(A)
Pursuant to the Principal Agreement, the Subscriber has agreed to purchase and subscribe and the Company has agreed to issue and allot the Subscriber such number of Subscription Shares (as defined in the Principal Agreement) and Apollo has agreed to sell and transfer the Sale shares (as defined in the Principal Agreement) in accordance with the terms of the Principal Agreement.

(B)
Following further discussions between the parties to the Principal Agreement and having regard to the prevailing circumstances, the parties have agreed to vary the terms of the Principal Agreement on the terms and conditions as hereinafter provided.

2

(C)
Apollo and CSH, together with the Company, INSCOM BVI and INSCOM HK, have entered into a similar subscription and share purchase agreement (the “Further Share Purchase Agreement”) relating to the Company on 29 October 2010 with two other subscribers, namely Wang Strategic Capital Partners (II) Limited and Harbor Pacific Capital Partners I, LP (the “New Subscribers”). The New Subscribers had, pursuant to the execution of the Further Share Purchase Agreement, executed a Deed of Adherence to the effect that they shall perform, assume, comply with and be bound by all the terms, covenants, obligations and provision in the Principal Agreement.

(D)
Apollo, CSH and the Company confirm that (i) the relevant terms in the Principal Agreement to be amended by this Supplemental Agreement were not included in the Further Share Purchase Agreement; and (ii) the relevant terms in the Principal Agreement as amended by this Supplemental Agreement do not affect the rights and obligations of the New Subscribers under the Principal Agreement and/or Further Share Purchase Agreement.

NOW, THEREFORE, the parties hereto agree as follows:-
Section 1 Interpretation. Words and expressions defined in the Principal Agreement shall, unless the context otherwise requires, have the same meanings when used in this Supplemental Agreement.
Section 2 Amendments to the Principal Agreement. With effect from the date of this Supplemental Agreement, the terms of the Principal Agreement shall be deemed to be amended as follows:
(a)	Section 6.1 of the Principal Agreement shall be replaced by the following clause in its entirety:-
“Section 6.1 Performance Benchmark.
(a)
As an inducement to the Subscriber’s agreement to subscribe for the Subscription Shares, each of Apollo, CSH and the Company hereby agrees to undertake to use its/his/her best endeavors to achieve targets of Net Profit to be agreed for the financial years of 2011, 2012 and 2013 respectively.

(b)	The exact targets of Net Profit shall be further negotiated and agreed among the Subscriber, Apollo and CSH by 31 December 2011.
(c)
If no agreement on applicable targets of Net Profit is made among CISG, Apollo and CSH by 31 December 2011, each of Apollo, CSH and the Company shall be deemed to have undertaken the Subscriber to use its/his/her best endeavors to achieve the following targets:-

‘the Net Profit for the financial years of 2011, 2012 and 2013 shall not be less than RMB 102,600,000, RMB 136,300,000 and RMB 170,200,000 respectively.’”

3

Section 3 Miscellaneous.
(a)	Save as expressly amended or altered by this Supplemental Agreement, the Principal Agreement shall continue in full force and effect and upon the same terms and conditions.
(b)
The headings of the clauses of this Supplemental Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Supplemental Agreement.

(c)	In the event of any conflict between the provisions of the Principal Agreement and this Supplemental Agreement, the provisions of this Supplemental Agreement shall prevail.
(d)
This Supplemental Agreement may be executed by the parties hereto in counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be an original but all of which shall together constitute one and the same instrument.

(e)	This Supplemental Agreement and the Principal Agreement constitute the entire and only agreement between the parties hereto with respect to the subject matter hereof.
(f)	Time shall be of the essence as regards any date or period mentioned in this Supplemental Agreement, or any date or period substituted for the same by the agreement of the parties otherwise.
(g)	Section 12 (Miscellaneous) of the Principal Agreement shall be incorporated herein by reference and shall apply mutatis mutandis to this Agreement.
[intentionally left blank]

IN WITNESS whereof this Supplemental Agreement has been executed on the date and year said above written.

INSCOM HK

SIGNED BY Tian Yuan	)
a director, for and on behalf of	)	/s/ Tian Yuan
INSCOM HK LIMITED	)
in the presence of	)

/s/ Han Chunying

INSCOM BVI

SIGNED BY Tian Yuan	)
a director, for and on behalf of	)	/s/ Tian Yuan
INSCOM GROUP LIMITED	)
in the presence of	)

/s/ Han Chunying

The Company

SIGNED BY Tian Yuan	)
a director, for and on behalf of	)	/s/ Tian Yuan
INSCOM HOLDING LIMITED	)
in the presence of	)

/s/ Han Chunying

Apollo

SIGNED BY Tian Yuan	)
authorized signatory for and on behalf	)	/s/ Tian Yuan
of APOLLO & MUSE HOLDING	)
LIMITED, in the presence of	)

/s/ Han Chunying

CSH

SIGNED BY Feng Zhuojun	)
a director, for and on behalf of	)	/s/ Feng Zhuojun
CLEVER STAR HOLDINGS LIMITED	)
in the presence of	)

/s/ Zhu Jiusheng

CISG

SIGNED BY Hu Yinan	)
a director, for and on behalf of	)	/s/ Hu Yinan
CISG HOLDING LIMITED	)
in the presence of	)

/s/ Zhu Jiusheng

DATED THE 29TH DAY OF JULY 2010
(1) INSCOM HK LIMITED
and
(2) INSCOM GROUP LIMITED
and
(3) INSCOM HOLDING LIMITED
and
(4) APOLLO & MUSE HOLDING LIMITED
and
(5) CLEVER STAR HOLDINGS LIMITED
and
(6) CISG HOLDINGS LTD
SUBSCRIPTION and SHARES PURCHASE
and SHAREHOLDERS AGREEMENT
relating to
INSCOM HOLDING LIMITED
STEVENSON, WONG & CO.
4/F & 5/F, Central Tower
No. 28 Queen’s Road Central
Hong Kong
Ref.: LFC/HLO(P)/68611/09(Comm)

THIS SUBSCRIPTION AND SHARES PURCHASE AND SHAREHOLDERS AGREEMENT is made on the 29th day of July 2010.
BETWEEN:-
(1)
INSCOM HK LIMITED, a company incorporated under the laws of the HKSAR (under company number 1457225) whose registered office is situate at 12/F Ruttonjee House, 11 Duddell Street, Central, Hong Kong. (“INSCOM HK”);

(2)
INSCOM GROUP LIMITED, a company incorporated under the laws of the British Virgin Islands (under company number 1584027) whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“INSCOM BVI”);

(3)
INSCOM HOLDING LIMITED, a company incorporated under the laws of the British Virgin Islands (under company number 1584021) whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (the “Company”);

(4)
APOLLO & MUSE HOLDING LIMITED, a company incorporated under the laws of British Virgin Islands (under company number 1584020) whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“Apollo”);

(5)
CLEVER STAR HOLDINGS LIMITED, a company incorporated under the laws of British Virgin Islands (under company number 1593866) whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“CSH”);

(6)
CISG HOLDINGS LTD., a company incorporated under the laws of the British Virgin Islands (under company number 599853) whose registered office is situate at P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands (“CISG” or “Subscriber”).

WHEREAS:-
(A)
The Company is a private limited company incorporated and subsisting under the laws of the British Virgin Islands and as at the date hereof has an authorized capital of US$50,000 divided into 50,000 shares of US$1.00 each, of which 10,000 Ordinary Shares have been issued and fully paid. Corporate information of the Company is set out in Schedule 1 of this Agreement.

(B)
As at the date hereof, the Company is the legal and beneficial owner of the entire issued share capital of INSCOM BVI, which in turn owns the entire issued share capital of INSCOM HK. Corporate information of INSCOM BVI and INSCOM HK is set out in Schedules 3A and 3B of this Agreement respectively. INSCOM HK owns the entire equity interests in (“Ying Si Kang”) as at the date hereof, which is a wholly foreign owned enterprise incorporated in PRC. Corporate information of Ying Si Kang is set out in Schedule 3C of this Agreement. Through the structure of variable interests entities (“VIE”), Ying Si Kang has exercised effective control and management over the following two PRC companies: -

(i)	(SZ Xinbao Investment); and

(ii)	(SZ InsCom E-Commerce).
(SZ Xinbao Investment and SZ InsCom E-Commerce are collectively referred to as the “First PRC Subsidiaries” and individually, a “First PRC Subsidiary”. The current corporate information of each First PRC Subsidiary is set out in Schedule 3D of this Agreement.)
(C)
CISG, a private limited company incorporated and subsisting under the laws of the British Virgin Islands, is a wholly owned subsidiary of CNinsure Inc., a company incorporated in the Cayman Islands and whose shares are listed on NASDAQ under symbol CISG.

(D)
As at the date hereof, Apollo is legal and beneficial owner of 7,788 Ordinary Shares of the Company constituting 77.88% of the entire issued share capital of the Company. Apollo has agreed to sell and CISG has agreed to purchase the Sale Shares (as defined below) in accordance with the terms of this Agreement.

(E)
The Subscriber has agreed to subscribe and the Company has agreed to issue and allot to the Subscriber such number of Subscription Shares (as defined below) in accordance with the terms of this Agreement.

(F)
Immediately upon Closing of the Subscription and Shares Purchase, CISG shall procure its beneficial equity interests in the following PRC companies be transferred to Ying Si Kang or its associated companies in the PRC: -

(i)	(“HN Fanhua Anlian Insurance”);

(ii)	(“HZ Fanhua Zhixin Insurance”);

(iii)	(“TJ Fanhua Xianghe Insurance”);

(iv)	(“FZ Fanhua Guoxin Insurance”);

(v)	(“CS Lianyi Insurance”); and

(vi)	(“NB Baolian Insurance”).
(HN Fanhua Anlian Insurance, HZ Fanhua Zhixin Insurance, TJ Fanhua Xianghe Insurance, FZ Fanhua Guoxin Insurance, CS Lianyi Insurance and NB Baolian Insurance are collectively referred to as the “Second PRC Subsidiaries” and individually, a “Second PRC Subsidiary”. The current corporate information of each Second PRC Subsidiary is set out in Schedule 3E of this Agreement.)
(G)
The Parties are desirous of entering into this Agreement to set out the terms and conditions of the Subscription and Shares Purchase and to establish certain matters pertaining to the operation and management of the Group and to regulate certain rights and obligations among themselves with respect thereto.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:-
ARTICLE I
DEFINITIONS
Section 1.1 Definitions. As used herein and unless otherwise expressly stipulated, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“Approved Accounts” shall mean the consolidated balance sheet and profit and loss accounts of the Company for a relevant financial period to be prepared by the Company in accordance with US GAAP and approved by Supermajority of the Board. For the purpose of this Agreement, the following terms of, “2011 Approved Accounts”, “2012 Approved Accounts” and “2013 Approved Accounts” shall accordingly be construed to mean the Approved Accounts for the respective financial periods of (i) 1 January 2011 to 31 December 2011, (ii) 1 January 2012 to 31 December 2012 and (iii) 1 January 2013 to 31 December 2013.
“Accounts” shall mean the consolidated financial statements of the Company and INSCOM HK and INSCOM BVI for the financial year ended the Accounts Date (including the notes thereto).
“Accounts Date” shall mean 30th June 2010.
“Affiliate” of any Person shall mean any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” shall mean this subscription and shares purchase and shareholders agreement, together with the Schedules hereto, as modified, supplemented or amended from time to time.
“Articles of Association” shall mean the Memorandum and Articles of Association of the Company, as modified, supplemented or amended from time to time in accordance with the terms hereof and thereof.
“Associates” shall have the same meaning as ascribed thereto under the Listing Rules.
“Board” or “Board of Directors” shall mean the board of directors of the Company.
“Business” shall mean the business being undertaken and will continue to be undertaken by the Group in accordance with Section 2.2 of this Agreement.

“Business Day” shall mean any day except a Saturday, Sunday or other day on which commercial banking institutions in any one of China, Hong Kong or New York City is authorized or required to close.
“Capital Event” shall mean IPO or such other means of capital raising as approved by Supermajority of the Board, or a sale of majority of assets or the business of the Group to an unconnected third party, or a merger of the Company with another operation or company, or allotment of new shares, securities in and of the Company thereby resulting in the change of controlling shareholder(s) of the Company and Control of the Board of Directors.
“China” or “PRC” shall mean the People’s Republic of China.
“Closing” shall mean completion of the Subscription and Shares Purchase on the Closing Date. The corporate structure immediate after Closing is set out in Schedule 2 of this Agreement.
“Closing Date” shall mean the date when all Closing conditions set out in Section 5.1 are fulfilled or such other date as the Company and the Subscriber shall agree in writing upon which Subscription and Shares Purchase shall be completed in accordance with Section 5.2 and in any event shall not be later than 1st October 2010.
“Closing Accounts” shall mean the consolidated financial statements in respect of the Company and INSCOM HK and INSCOM BVI for the period from 1st April 2010 to the Closing Date (such financial statements comprising a balance sheet and a profit and loss accounts) which shall be prepared and provided by the Company.
“Company Shareholder(s)” shall mean Apollo, CSH, and CISG and any shareholders of the Company for so long as it/he/she is a shareholder registered in the Register of Members of the Company.
“Control” shall have the meaning provided in the definition of “Affiliate” in this Section 1.1.
“Directors” shall mean members of the board of directors of the Company.
“Due Diligence Reports” shall mean collectively the Legal Due Diligence Report and the Financial Due Diligence Report.
“Encumbrances” shall mean any mortgage, charge, pledge, lien, equities, hypothecation or other encumbrance, priority of security interest, deferred purchase, title retention, leasing, sale-and-repurchase or sale-and-lease back arrangement whatsoever over or in any property, assets or rights of whatsoever nature and includes any agreement for any of the same.
“Entire Issued Share Capital” shall mean all issued shares of the Company including both Ordinary Shares and Preference Shares.
“Existing Shareholders” shall mean Apollo, and CSH.
“Financial Due Diligence Report” shall mean the financial due diligence report to be prepared by CISG.

“Future Finance” shall mean any further finance, working capital required by the Group for operation of the business.
“Governmental Authority” shall mean the government of China or any other country or any provincial, state or political subdivision thereof and any administration, agency, court, commission or other authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any stock or commodities exchange or other quasi-governmental entity established to perform such functions.
“Group” shall mean the Company, INSCOM BVI, INSCOM HK, Ying Si Kang, the First PRC Subsidiaries, the Second PRC Subsidiaries and their respective Subsidiaries, Affiliates, Associates, and any other company which becomes the holding company of the Company or which owns or carries on all or substantially all of the business, assets and undertaking of the Company and the term “Group Company(ies)” shall be construed as any member(s) of the Group.
“HK$” shall mean dollars in the lawful currency of HKSAR.
“HKSAR” shall mean Hong Kong Special Administrative Region of China.
“Intellectual Property Rights” or “IP Rights” shall mean patents, trade marks, service marks, trade names, internet domain names, rights in designs, copyright (including rights in computer software and databases) and rights in know-how and other intellectual property rights, in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world.
“IP Works” shall mean any item of Technical Information in which Intellectual Property Rights subsist.
“IPO” shall mean listing of the Ordinary Shares or such other shares, securities in the capital of (a) the Company; or (b) any other company which becomes the holding company of the Company or which owns or carries on all or substantially all of the business, assets and undertaking of the Company on The Stock Exchange of Hong Kong Limited or NASDAQ or other internationally recognized stock exchange or securities exchange through an initial public offering or otherwise as approved by the Company Shareholders.
“Know-How” shall mean information, data, know-how or experience whether patentable or not including but not limited to all design, operating instructions, machinery designs, products specifications, blue prints and any other technical and commercial information relating thereto.
“Legal Due Diligence Report” shall mean the due diligence report to be prepared by the Subscriber setting out the results of their review regarding the legality of the business and such other related legal issues arising from matters contemplated under the Business Plan.

“Listing Rules” shall mean the Rules Governing the Listing of Securities of The Stock Exchange of Hong Kong Limited and that the term “Other Applicable Securities Rules” shall mean such applicable rules governing listing of securities of National Association of Securities Dealers Automated Quotation System or other internationally recognized stock exchange or securities exchange.
“NASDAQ” shall mean the National Association of Securities Dealers Automated Quotation System.
“Net Profit” shall mean the total earnings after income taxes, depreciation, amortization, interest and other expenses as determined by the Company in accordance with US GAAP. For the purpose of this Agreement, the Net Profit shall exclude any extraordinary one-time gain or loss for a particular financial year end unless such exclusion is agreeable by CISG. For the purpose of this Agreement, the following terms of “2011 Net Profit”, “2012 Net Profit” and “2013 Net Profit” shall be construed to mean Net Profit for the financial years of 2011, 2012 and 2013 as shown in the 2011 Approved Accounts, 2012 Approved Accounts and 2013 Approved Accounts respectively.
“Ordinary Shares” shall mean the ordinary shares of US$1.00 each of the Company as provided in the Articles of Association.
“Parties” shall mean the Company, INCOM HK, INSCOM BVI, Apollo, CSH, and CISG and their respective successors and permitted transferees in accordance with the terms of this Agreement.
“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, limited liability company or any other entity or organization, including a governmental or political subdivision or an agency, unit or instrumentality thereof.
“Performance Benchmark” shall mean the performance targets to be achieved by the Group as more particularly set out in Section 6.1.
“Preference Shares” shall mean the preference shares of US$1.00 each of the Company.
“Regulatory Approvals” shall mean any license, approval, authorization or consent of, or filing, registration or qualification with, or notice to, any Governmental Authority which is required to be made or obtained by the Company and/or its Subsidiaries in connection with the conduct of their businesses as contemplated by this Agreement and the Articles of Association.
“RMB” shall mean Renminbi, the lawful currency of China.
“Sale Shares” shall mean 6,588 existing Ordinary Shares legally and beneficially owned by Apollo which shall be sold by Apollo to CISG in accordance with the terms of this Agreement.
“Shares” shall mean Ordinary Shares and Preference Shares.

“Shares Purchase” shall mean the purchase of Sale Shares by CISG as provided in Article III of this Agreement.
“Shares Purchase Consideration” shall have the meaning provided in Section 3.2.
“Subscription” shall mean the subscription of Subscription Shares by CISG as provided in Article IV of this Agreement.
“Subscription Consideration” shall have the meaning provided in Section 4.2.
“Subscription Shares” shall mean 69,250 Preference Shares to be subscribed for by the Subscriber, representing about 87% of the entire issued share capital of the Company as enlarged by the Subscription.
“Subsidiary” of any Person shall mean any other Person of which the first Person, directly or indirectly: (i) has the power to appoint or remove a majority of the board of directors or, if such other Person does not have a board of directors, other individuals performing similar functions; or (ii) controls 50% or more of the issued shares or securities of such other Person having power to vote; “Subsidiaries” shall be construed accordingly.
“Supermajority” shall mean the affirmative vote of at least two Directors, at least one of which is a Director appointed by CISG.
“Technical Information” shall mean all identifiable Know-How, experience, data, designs, drawings, specifications, testing procedures and all other technical or commercial information relating to the business whether in human or machine readable form and whether stored electronically or otherwise.
“Transfer” shall mean any sale, assignment, conveyance, pledge, mortgage or other disposition.
“USD” shall mean dollars in the lawful currency of the United States of America.
“US GAAP” shall mean Generally Accepted Accounting Principles as may from time to time be adopted by the Financial Accounting Standards Board.
“Warranties” shall mean the representations and warranties given in the terms as set out in Article VII and Schedule 4 of this Agreement.
Section 1.2 Principles of Construction. All references to articles, sections and exhibits are to articles, sections and exhibits in or to this Agreement unless otherwise specified. The words “hereof”, “herein”, and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II
THE COMPANY; COOPERATION
Section 2.1 Cooperation. Each of the Parties shall cooperate and ensure due performance and observance of all the terms and conditions of this Agreement (in so far as that Party is responsible for the compliance of such terms and conditions as contemplated under this Agreement).
Section 2.2 Business. Unless otherwise agreed by CISG, the Group shall, through the operation of members of the Group, carry out the Business in China.
Section 2.3 Creation of Preference Shares. Each of Apollo, CSH and the Company agrees that prior to Closing, the Company shall create, and Apollo and CSH shall procure the Company to create, a class of Preference Shares in addition to the existing class of Ordinary Shares, and the authorized share capital of the Company shall consist of 10,000 authorized Ordinary Shares and 70,000 Preference Shares. Holders of the Preference Shares will enjoy the rights and privileges as set out in Schedule 6 of this Agreement.
Section 2.4 Corporate Restructuring. Each of the Parties shall cooperate with each other in carrying out the corporate restructuring of the Group within 3 months after Closing whereby CISG shall procure the equity interests in the Second PRC Subsidiaries be transferred to Ying Si Kang or its associated companies in the PRC at the consideration calculated with reference to the investment sum of RMB 395,000,000. The conditions to closing of the acquisition of equity interests in the Second PRC Subsidiaries shall include (a) completion of the share purchase and subscription under this Agreement; (b) relevant board and shareholders’ approval of the Company in respect of the acquisition and the transaction contemplated therein; and (c) all consents, permits from relevant Governmental Authority as well as all third party consents which are legally required for completion of the acquisition of equity interests in the Second PRC Subsidiaries having been duly obtained. CISG will use its best effort to achieve the corporate restructuring. The Parties agree to cooperate with each other and take all reasonable action as proposed by CISG (including granting time extension to CISG after 3 months period) with a view to complete the corporate restructuring. In the event that the corporate restructuring can not be completed within the time to be agreed by the Parties, this Agreement will be terminated and the Parties will restore to the position before entering into this Agreement.
ARTICLE III
SHARES PURCHASE
Section 3.1 Purchase of Sale Shares. Subject to CISG’s satisfaction of all the conditions set forth in Section 5.1, Apollo, as legal and beneficial owner, shall sell and CISG, relying on the Warranties, shall purchase the Sale Shares on the Closing Date or such later date by mutual agreement between Apollo and CISG free from Encumbrances and with all rights now or hereafter becoming attached to the Sale Shares (including, the right to receive all dividends and distributions declared, made or paid on the Sale Shares or in respect of them on or after the date of this Agreement).
Section 3.2 Consideration for the Shares Purchase. The consideration for the purchase of the Sale Shares shall be in the sum of RMB84,000,000 (or the USD equivalent to RMB84,000,000 at such an exchange rate to be quoted by the remitting bank at the date when remittance shall be made by CISG) which shall be paid by CISG to Apollo in clear and available fund (or such other means of payment as agreed between Apollo and CISG) within 3 months from the Closing Date.

ARTICLE IV
THE SUBSCRIPTION
Section 4.1 The Subscription. Subject to the Subscriber’s satisfaction of all the conditions set forth in Section 5.1, the Subscriber agrees to subscribe for and the Company agrees to issue to the Subscriber or its nominee(s) the Subscription Shares free from all Encumbrances on the Closing Date or such later date as when such conditions are satisfied or waived.
Section 4.2 Consideration for the Subscription. In consideration of the Company’s allotment of the Subscription Shares to the Subscriber, the Subscriber shall pay RMB 395,000,000 (or the USD equivalent to RMB 395,000,000 at such an exchange rate to be quoted by the remitting bank at the date immediately before the remittance shall be made by the Subscriber) to the Company upon Closing.
ARTICLE V
CONDITIONS TO CLOSING; CLOSING
Section 5.1 Conditions to Closing of the Subscription and Share Purchase. The obligation of the Subscriber or CISG to effect the Closing of the Subscription and Share Purchase under this Agreement is subject to the fulfillment, prior to or at the Closing, of each of the following conditions (any or all of which, to the extent permitted by law, may be waived by written agreement of the Subscriber or CISG):
(a)
Representations and Warranties. The representations and warranties of each of the Parties contained in Section 7.1 and Schedule 4 of this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made again on and as of such date.

(b)
Performance of Obligations. Each of the other Parties shall have performed and complied in all material respects with all obligations and covenants required to be performed or complied with by it on or prior to the Closing Date.

(c)
No Government Injunction/Consents from Governmental Authority. There is not pending or threatened any action, proceeding or investigation that seeks any governmental injunction or restraining order issued by a court of competent jurisdiction against the Company and/or any member of the Group. All consents, permits from relevant Governmental Authority as well as all third party consents which are legally required for completion of the Subscription and Shares Purchase having been duly obtained.

(d)
No Material Adverse Change. There shall not have occurred any material adverse change in the financial markets, governmental regulations and business environment in China. The Subscriber being satisfied that consummation of any of the transactions contemplated by this Agreement would not produce a material adverse effect on the Group or the business of the Group.

(e)
Due Diligence Reports. In addition to Section 5.1(a)-(d), the Subscriber’s obligation to effect Closing is further subject to the Subscriber being satisfied with the results of the Due Diligence Reports in which:-

(i)	the Legal Due Diligence Report has confirmed such legal issues including but not limited to:-
(aa)	legality of the First PRC Subsidiaries’ operation of the Business in China in accordance with the details of the Business Plan;
(bb)	legality of such other issues incidental to matters, transactions contemplated under the Business Plan; and
(cc)	legality of the entities of the Group outside China.
(ii)	the Financial Due Diligence Report has confirmed satisfaction of such accounting issues incidental to matters, transactions contemplated under the Business Plan including but not limited to: -
(aa)	satisfaction of such accounting issues incidental to matters, transactions contemplated under the Business Plan;
(bb)
accuracy of the financial statements which have been submitted by the Company and/ or Apollo to CISG. In particular, the Financial Due Diligence Report shall confirm that the Group has no liabilities other than those which have been disclosed;

(f)
Business Plan. The business plan shall have been finalized to the satisfaction of the Subscriber setting out relevant information as the Subscriber may require including but not limited to description of the organizational structure, business strategy and production expansion plan, analysis of market conditions and regulatory environment, utilization of Subscription Consideration by the Company, investment plan and financial projection of the business for the next 3 years following Closing.

(g)
Closing Accounts. The Company shall have produced the Closing Accounts to the Subscriber and the Subscriber being satisfied (i) with the financial position and other issues and matters as reflected in the Closing Accounts; (ii) that there shall be no material deviations or changes between the Closing Accounts and the Accounts; and (iii) that the Company shall have a book value of net cash asset of not less than RMB10,000,000 or equivalent sum in USD. For the avoidance of doubt, “net cash asset” shall mean net asset in cash as shown in the Closing Accounts.

(h)	satisfaction of financial review of the Company whereby it is substantiated that the net cash asset of the Company shall not be less than RMB 10,000,000 or equivalent sum in USD; and

(i)	Other Conditions to Closing. Such other conditions as CISG may require and considers to be necessary in the course of conducting the due diligence of the Group.
Section 5.2 Closing of the Subscription and Shares Purchase.
(a)
Company’s Obligations. Subject to satisfaction of all the conditions set out in Section 5.1, Closing shall take place on the Closing Date. At Closing and in so far as the Subscription is concerned, the Company shall and the Existing Shareholders shall procure the Company to deliver to the Subscriber:-

(i)	duly executed sealed share certificate(s) issued in the name of CISG or its nominee(s) in respect of the Subscription Shares in favor of the Subscriber and/ or its nominee(s);
(ii)	certified true copies of the board resolutions as referred to in Section 5.2(c);
(iii)	shareholders resolution approving the amendments to the Articles of Association; and
(iv)
such other documents (including any power of attorney under which any document required to be delivered under this Section shall have been executed and any waivers or consents) as the Subscriber may require to enable the Subscriber and/or its nominee(s) to be registered as holders of the Subscription Shares.

(b)
Apollo’s Obligations. Subject to satisfaction of all the conditions set out in Section 5.1, Closing shall take place on the Closing Date. At Closing and in so far as the Shares Purchase is concerned, Apollo shall cause to deliver to CISG:

(i)	original share certificate(s) in respect of the Sale Shares;
(ii)	the duly completed and executed instrument(s) of transfer and sold notes by Apollo in favor of CISG or its nominee(s) in respect of the Sale Shares;
(iii)
a copy of the Company’s register of members, certified by a director of the Company as true and complete as of the Closing Date, updated to show CISG or its nominee(s) as the holder of the Sale Shares of the Company; and

(iv)	a certified copy of the written resolutions of the directors of Apollo authorizing the Share Purchase.
(c)	Board Resolutions of the Company. On or prior to Closing, the Company shall pass and the Existing Shareholders shall cause the Company to pass board resolutions to the effect that:
(i)	the Subscription Shares be allotted and issued to the Subscriber on the Closing Date, for cash at the Subscription Consideration;

(ii)	the transfer of the Sale Shares shall be approved for registration and the relative share certificates issued to CISG or its nominee(s);
(iii)	the Subscriber or CISG or its nominee(s) be entered into the register of members of the Company as holder of the Subscription Shares and the Sale Shares;
(iv)	the appointment of Mr. Chunlin Wang and Mr. Peng Ge or such other person as nominated by the Subscriber or CISG as directors of the Company;

(v)	the appointment of Mr. Chunlin Wang as chairman of the Board of Directors; and
(vi)	such other matters to be dealt with and resolved upon as the Subscriber or CISG shall require for the purpose of giving effect to the provisions of this Agreement.
ARTICLE VI
PERFORMANCE BENCHMARK
SHARE ADJUSTMENT MECHANISM
Section 6.1 Performance Benchmark. As an inducement to the Subscriber’s agreement to subscribe for the Subscription Shares, each of Apollo, CSH and the Company hereby undertakes to use its/his/her best endeavors to achieve the following targets:-
“the 2011, 2012 and 2013 Net Profit shall not be less than RMB 102,600,000, RMB 136,300,000 and RMB 170,200,000 respectively.”
Section 6.2 Non Fulfillment of the Performance Benchmark/ Shares Adjustment Mechanism.
(a)
In the event that Performance Benchmark is not fulfilled in any single year of 2011, 2012 and 2013, CISG shall have the right to demand Apollo to pay to CISG an amount equivalent to such portion of net profit that falls short of the Performance Benchmark for that particular year (“Cash Compensation”) within 15 days upon the delivery of the Approved Accounts of that particular year. For the avoidance of doubt, the aggregate Cash Compensation for 2011, 2012 and 2013 shall not in any event exceed the total amount of RMB84,000,000.

(b)
In the event that the Performance Benchmark in any single year of 2011, 2012 and 2013 is less than 70% of the target mentioned in Section 6.1, CISG shall, in addition and without prejudice to Cash Compensation, have the right to demand CSH in any of such year to transfer such number of shares (“Compensation Shares”) constituting 3% of the entire issued share capital of the Company at a nominal consideration of USD1.00 to CISG or its nominee(s) within 15 days upon the delivery of the Approved Accounts of that particular year. For the avoidance of doubt, CISG shall have the right to demand CSH to transfer a total number of the Compensation Shares representing 9% of the entire issued share capital of the Company at a total nominal consideration of USD3.00 if the Net Profit for all the years of 2011, 2012 and 2013 is less than 70% of the target mentioned in Section 6.1.

ARTICLE VII
REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS
Section 7.1 Warranties of All Parties. Each Party hereby represents and warrants to the other Parties that on the date hereof and as of the Closing Date:-
(a)	Corporate Status, Power and Authority. Such Party has full power and authority (corporate or otherwise) to enter into and perform its/his obligations under this Agreement.
(b)
Authorization and Enforceability. The execution and delivery of this Agreement and the performance of the obligations hereunder has been duly authorised (corporate or otherwise) by such Party and this Agreement constitutes valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(c)
Regulatory Approvals. No consent, waiver, approval or authorization of any Governmental Authority or any filing, registration or qualification with or notice to, any Governmental Authority is required on the part of such Party in connection with such Party’s execution or delivery of this Agreement or the performance of any of its obligations hereunder.

(d)
Litigation. To the best knowledge of such Party after having made due inquiry, there are no judicial or administrative actions, proceedings or investigations pending or threatened against such Party that questions the validity, binding nature and enforceability of this Agreement or the ability of such Party to perform the obligations under this Agreement. In the event that the Company has came to the knowledge of the aforesaid, Apollo and CSH shall forthwith notify CISG.

(e)
Encumbrances. Unless with the unanimous consent of the board of directors, all the shareholders of the Company warrants and undertakes that they shall not mortgage, charge, pledge, lien or have other form of security or encumbrance on, over or affecting any of their equity interest in the Company.

Section 7.2 General Warranties by the Company, Apollo and CSH.
(a)	In consideration of CISG entering into this Agreement, each of the Company, Apollo and CSH hereby:-
(i)
warrants, represents and undertake to CISG that on the date hereof and as of the Closing Date, each statement set out in Schedule 4 of this Agreement and this Article is true, accurate and not misleading;

(ii)	warrants, represents and undertakes to CISG that the entry into and performance of this Agreement by the Parties (other than CISG) will not be contrary to any applicable law;

(iii)
undertakes to CISG that prior to the Closing Date, if any of the Warranties is discovered by the Company and/or Apollo and/or CSH to be untrue, inaccurate or misleading or any of the Warranties has not been fully and/or punctually carried out in any respect, or in the event of the Company and/or Apollo and/or CSH becoming unable or failing to do anything required under this Agreement to be done by any one of them on or before the Closing Date and if any of the aforesaid comes to the knowledge of the Company and/or Apollo and/or CSH, the Company and/or Apollo and/or CSH shall forthwith notify CISG, and in all these events, CISG shall have the absolute discretion to postpone completion of the Subscription and/or Share Purchase for three (3) months and require the Company and/or Apollo and/or CSH to rectify the aforesaid events. In the event that such event(s) shall not have been rectified to the satisfaction of CISG within three (3) months from the Closing Date, CISG shall have the right not to complete the Subscription and/or Share Purchase and may by notice in writing rescind this Agreement, in which event the Parties shall be discharged from their respective further obligations hereunder on a no recourse basis except for their obligations under Section 10.3 and Articles XI and XII.

(b)	The Warranties shall be separate and independent and save as expressly provided shall not be limited by reference to any other section or anything in this Agreement or the Schedules.
(c)	The Warranties shall be deemed to be repeated as at the Closing Date as if all references therein to the date of this Agreement were references to the Closing Date.
Section 7.3 Indemnity on Warranties. Each of Apollo and CSH hereby agrees and undertakes, jointly and severally, to indemnify CISG or the relevant Group Company and to keep the same indemnified in respect of their costs (including their legal costs) and expenses which CISG and/or the relevant Group Company may reasonably incur either before or after the commencement of any arbitration or other proceedings brought by CISG in connection with:-
(a)	the settlement of any claim that any of the Warranties are untrue or misleading or have been breached;
(b)	any arbitration proceedings in which CISG claims that any of the Warranties are untrue or misleading or have been breached and in which the arbitral order is given for CISG; or
(c) the enforcement proceedings of any such arbitral order.
Section 7.4 Guarantee and Indemnity
(a)
In consideration of CISG’s entering into this Agreement, each of Apollo and CSH as primary obligor hereby, jointly and severally, unconditionally and irrevocably guarantees by way of continuing guarantee to CISG the due and punctual performance and observance by the Company and the Existing Shareholders of their respective obligations, commitments, undertakings, agreements, Warranties, indemnities and covenants under or pursuant to this Agreement and, agrees to indemnify and keep indemnified CISG in full from and against all liabilities, losses, damages, claims, costs and expenses (including properly incurred reasonable legal costs and expenses on a full indemnity basis) which CISG may suffer through or arising from any breach by the Company and/or Existing Shareholders of such obligations, commitments, undertakings, agreements, Warranties, indemnities or covenants. Each of Apollo and CSH as primary obligor, unconditionally and irrevocably agrees that if either the Company or the Existing Shareholders shall fail to discharge the liability undertaken or expressed to be undertaken by it/them under or pursuant to this Agreement, Apollo and CSH shall forthwith upon demand unconditionally perform (or procure performance of) and shall satisfy (or procure the satisfaction of) the obligation or liability in regard to which such default has been made in the manner prescribed by this Agreement so that the same benefits shall be conferred on CISG as it would have received if such obligation or liability had been duly performed and satisfied by the Company and/or Existing Shareholders. Each of Apollo and CSH hereby waives all rights which it may have to require CISG to proceed first against or claim payment from the Company and/or Existing Shareholders.
(b)
The guarantee and indemnity set out in this Section 7.4(a) shall be a continuing security to CISG for all obligations, commitments, undertaking, Warranties, indemnities and covenants on the part of the Company and Existing Shareholders under or pursuant to this Agreement notwithstanding any settlement of account or other matter or thing whatsoever and is in addition and without prejudice to and not in substitution for any rights or security which CISG may now or hereafter have or hold for the performance and observance of the obligations, commitments, undertakings, agreements, Warranties, indemnities and covenants of the Company and/or Existing Shareholders under or in connection with this Agreement.

(c)
The obligations of Apollo and CSH under this Section shall not be affected by any matter or thing which but for this provision might operate to affect or prejudice those obligations, including without limitation:-

(i)	any time or indulgence granted to, or composition with, the Company and/or the Existing Shareholders or any other person;
(ii)
the taking, variation, renewal or release of, or neglect to perfect or enforce this Agreement or any right, guarantee, remedy or security from or against the Company and/or the Existing Shareholders or any other person;

(iii)	any unenforceability or invalidity of any obligation of the Company and/or the Existing Shareholders, so that this Section shall be construed as if there were no such unenforceability or invalidity;
(iv)	the liquidation, bankruptcy, winding-up, receivership of the Company and/or the Existing Shareholders or other member of the Group; and
(v)	any other act, matter, event or omission which but for this provision would or might operate to discharge, impair or otherwise affect the liabilities of Apollo and CSH hereunder.

Section 7.5 Legitimate Fund. CISG warrants and undertakes that the consideration for the Subscription and Share Purchase shall be from legal and legitimate fund.
Section 7.6 Termination of Agreement. In consideration of the Parties entering into this Agreement, each of the Company and the Existing Shareholders hereby irrevocably agrees and confirms that as between each of them, any and all agreement between the Company and the Existing Shareholders shall be replaced and superseded by this Agreement in its entirety upon execution of this Agreement.
ARTICLE VIII
TRANSFER OF SHARE OR OTHER EQUITY INTERESTS
Section 8.1 Prohibited Transfer by Apollo and CSH. None of Apollo and CSH shall Transfer or otherwise Encumber any Ordinary Shares or any other equity interest in the Company now or hereafter owned or held by any of them without obtaining the prior written approval of CISG. In the event that Apollo or CSH (“Selling Shareholder”) has an intention to Transfer any Ordinary Shares or other equity interest in the Company, the relevant Selling Shareholder shall provide all relevant information regarding the intended transfer/encumbrance and the intended transferee(s) to CISG which will seriously consider whether or not to grant such a written approval. For the purpose of putting this Section 8.1 into full effect, each of Apollo and CSH undertakes and warrants that except with the prior written approval of CISG, the Control of Apollo and CSH shall not be changed or modified in any respect and shall not enter into any agreement/arrangement in relation to such a change of Control. The prohibition mentioned herein shall be automatically removed upon the completion of a fully underwritten IPO.
Section 8.2 Right of First Refusal. Each of the Existing Shareholders (collectively the “Selling Shareholders” and each a “Selling Shareholder”) who contemplates to sell any of its Shares (“Offered Shares”) in the Company to any Person shall inform CISG and comply with the provisions set out in Schedule 5 of this Agreement.
Section 8.3 Co-Sale Rights. The Existing Shareholders shall have the right, exercisable upon written notice to CISG, in the event that CISG contemplates to sell any of its Shares, to participate in such sale of the Shares on the same terms and conditions.
Section 8.4 Deed of Adherence. No transfer of shares by any selling Party to any third party shall be entered into the Company’s share register and all parties hereto shall procure that unless such third party has first entered into a deed of adherence with all parties hereto other than the selling Party pursuant to which such third party shall agree, inter alia, to be bounded by all the restrictions of, and to discharge all duties and obligations as set out in this Agreement as if it were an original party hereto. Such deed of adherence shall be in such form as such other parties shall reasonably require.

ARTICLE IX
DIRECTORS, OFFICERS; SHAREHOLDER VOTING
Section 9.1 Number and Appointment of Directors. (a) Unless otherwise agreed by the Subscriber, the Board of Directors shall consist of three (3) directors of whom two (2) shall be appointed by CISG and one (1) shall be appointed by Apollo; (b) Constitution of the board of directors of each of the Group Companies shall be the same as the Company and that all Directors shall be appointed as directors of the Group Companies unless otherwise agreed by the Subscriber. Any Director who ceases to be a director of the Company shall cease to be a director of the Group Companies; (c) Each Director shall be entitled to appoint any person or any other Director to be his alternate and each alternate shall have one vote for every Director whom he represents in addition to any vote of his own; (d) If the Subscriber shall cease to hold any Ordinary Shares, it shall procure the resignation of all those Directors nominated by it and will indemnify the other Party and the Group against any claims which may be brought by such Directors.
Section 9.2 Vacancy; Removal. In the event that the position of a Director becomes vacant for any reason (including the death, disability or resignation of any such Director) and not replaced by another Director to be appointed by the original Company Shareholder which initially appointed such Director and approved by a Supermajority of the Board of Directors, the Company Shareholders shall vote their shares of Ordinary Shares to elect as replacement Director as a person appointed by the Company Shareholder(s) that originally appointed or is now entitled to appoint the Director whose office is vacant. A Director shall be removed with or without cause upon and only upon the affirmative vote of the Company Shareholders in accordance with this Section 9.2, the Articles of Association of the Company and the provisions of applicable law. Each Company Shareholder shall vote its shares for the removal of a Director only upon the request of the Company Shareholder(s) that originally appointed or is now entitled to appoint such Director. Otherwise than in accordance with the provisions herein, no Company Shareholder shall vote for the removal of a Director. Any Company Shareholder removing a Director shall be responsible for and shall indemnify the other Company Shareholders and the Group against any claim of whatever nature arising out of such removal.
Section 9.3 Quorum. The quorum for a Directors meeting shall be at least two (2) Directors of which one (1) shall be the director appointed by CISG.
Section 9.4 Right to Convene and the conduct of Meeting.
(a)
The Board shall meet as required provided that any Director may call a Board meeting by not less than seven (7) days’ notice in writing to the Company specifying the business to be transacted thereat. Directors may participate in a meeting of the Board by means of telephone conference or similar communications equipment whereby all persons participating in the meeting can hear each other and such participation shall constitute presence in person. Resolutions of the Board may be passed by resolution signed by all the Directors.

(b)
A shareholder of the Company or any member of the Group may call a general meeting of the relevant company by not less than seven (7) days’ notice in writing to the Company. The quorum for shareholders’ meetings shall be two (2) and must consist of at least one (1) person being the authorized representative or proxy for CISG.

(c)
Each Company Shareholder will exercise or refrain from exercising any voting rights or other powers of control so as to ensure the passing of any and every resolution necessary or desirable to procure that the affairs of the Group are conducted in accordance with the provisions of this Agreement and otherwise to give full effect to the provisions of this Agreement and likewise to ensure that no resolution is passed which does not accord with such provisions.

Section 9.5 Power of the Directors. The business and affairs of the Company shall be managed and controlled by the Board of Directors and that subject to Section 10.1 hereof, questions arising in any meeting of the Board shall be decided by a simple majority of votes and the chairman of the Board (if any) shall not have a second or casting vote.
Section 9.6 Shareholders’ Meeting. A meeting of shareholders is duly constituted if, at the commencement of the meeting, there are present in person or by proxy not less than 50 percent of the votes of the shares entitled to vote on Resolutions of Shareholders to be considered at the meeting.
Section 9.7 Right to Appoint Chief Financial Officer. The Chief Financial Officer and the relevant executive officers handling the finance and accounts of the Company shall be selected by CISG.
Section 9.8 Compliance The Company shall observe and adhere to all the constitution and rules and regulation which are currently enforced by CISG including financial centralization system, financial internal control system, commercial conduct standards and fully comply with the Sarbanes-Oxley Act 2002.
ARTICLE X
MANAGEMENT
Section 10.1 Management. The Company and any member of the Group shall not carry out, and the Company Shareholders shall procure the Group not to carry out, any of the following actions except as expressly required or permitted by this Agreement or approved by a Supermajority of the Board of Directors:-
(a)
issuing or agreeing to issue any shares of any class in any member of the Group or any loan capital, securities or other rights, having attached thereto a right of conversion into or exchange for any shares or any equity interest in any member of the Group.

(b)
acquiring, merging or consolidating with or into any other company, or reconstructing or amalgamating its business or, promoting or taking any steps to effect its winding up or passing of any resolution to liquidate it or applying to any court of competent jurisdiction for an order to convene a meeting of creditors or any class of creditors or members or any class of members or to sanction any such compromise or arrangement.

(c)
incorporating any subsidiary or acquiring further interest or permit the disposal or dilution of its interest, directly or indirectly, in any subsidiary or acquire shares or interests in any company, joint venture, partnership or such other business entities or dispose of any shares or interests in any company or acquire or dispose of any loans or loan capital.

(d)	commencing, acquiring or expanding any new line of business which does not fall within the business or engaging in any other business activities other than those contemplated under the Business Plan.
(e)
engaging in any material investments or disposals of assets of the Company outside the ordinary course of business. For this purpose, a “material investment” or a “material disposal” means an investment or a disposal which has a book value of more than RMB5,000,000.00.

(f)	borrowing any money or obtaining any credit advance in any form from any parties which incurs an accumulated indebtedness in excess of RMB5,000,000.00 over any 12 months period.
(g)	creating or allowing to subsist any security interest and/or Encumbrances over any of the Group’s assets in excess of an accumulated sum of RMB5,000,000.00 over any 12 months period.
(h)
entering into any contract or arrangement other than in the ordinary course of business and involving an one-off transaction sum of more than RMB5,000,000.00 or series of transactions of the same or similar nature involving an accumulated sum of more than RMB5,000,000.00 over any 12 months period.

(i)	issuing or agreeing to issue any shares, options or convertible bonds to any Person at a price lower than the Effective Subscription Price.
(j)	repurchasing or redemption of stocks/shares/securities or debt instruments (except to the extent such debt is due in accordance with its terms and conditions issued by any Group Company.
(k)	committing to any capital expenditure not previously approved by annual budget of the Group and in excess of RMB5,000,000.00 over any 12 months period.

(l)	declaring or paying any dividends.
(m)	entering into any connected transaction(s) (as defined in the Listing Rules) between any member of the Group of the one part and connected persons (as defined in the Listing Rules) of the other part.
(n)	changing or amending the Memorandum and Articles of Association of any member of the Group other than those amendments which are necessary to accord with the provisions of this Agreement.
(o)	altering its accounting year end or changing its secretary, or accounting policies, practices and procedures.

(p)	changing the size of the Board of Directors.

(q)
the appointment of senior managerial staff, including the chief executive officer, chief financial officer and such other key staff members receiving an annual remuneration of more than RMB1,000,000.00.

(r)	approval of the annual budget and business plan of the Group.
(s)	entering into or modifying, varying any employment contract, remuneration package or benefit scheme in respect of senior managerial staff members;.
(t)	acquiring, hiring or leasing of any automobile, apartment for any staff member of the management team of the Group.
(u)	altering the arrangement regarding appointment of authorized signatories of bank accounts of the Group.
(v)
lending any money to any person (otherwise than by way of deposit with a bank or other financial institution the normal business of which includes the acceptance of deposits) or granting any credit to any person (except to its customers in the normal course of business.

(w)	direct or indirect provision of any guarantees to any parties.

(x)	pledging of the stocks or shares of any member of the Group to any parties/persons.
(y)	varying, modifying or abrogating any of the rights attaching to any of the stocks or shares of any member of the Group.
(z)
increasing its nominal share capital, reducing its share capital or share premium account or capital redemption reserve fund, or sub-dividing or consolidating any of the stocks of any member of the Group.

(aa)	granting or agreeing to grant any option over or right to acquire or purchase or redeem any shares or stocks of any member of the Group.

(bb)	consolidate, subdivide or convert any of its share capital of any member in the Group.
(cc)
passing any resolution the result of which would be its winding up, liquidation or receivership save as otherwise expressly provided in this Agreement, or make any composition or arrangement with creditors.

(dd)	issuing any debentures or other securities convertible into shares or debentures or interests.
(ee)
offering the Ordinary Shares or other securities of the Company or any member of the Group for subscription by the general public by initial public offering either on The Stock Exchange of Hong Kong Limited or other stock exchange or securities exchange of other parts of the world.

(ff)	determining the relevant stock exchange or securities exchange for the IPO as well as the appropriate timing for the IPO application and IPO valuation.
(gg)	approval of the terms and conditions regarding the Share Incentive Scheme upon which the Management Incentive Shares or any part thereof will be granted.
(hh)
entering into any contract or arrangement not at arm’s length (including but not limited to the terms pursuant to which any Ordinary Shares or other securities in the Company will be issued and allotted to any potential subscribers or investors.

(ii)	doing or failing to do anything which has the effect of breaching, varying or modifying the terms of this Agreement.
For the purpose of this Section 10.1, any reference to a sum of monies shall include monies incurred/involved in a single transaction as well as the aggregate of all sums of monies incurred/involved in a series of transactions of the same or substantially the same nature.
Section 10.2 Use of the Subscription Consideration. The Parties agree that the Subscription Consideration or any part thereof shall only be used as working capital of the Group or for further acquisitions of other companies as may be approved by Supermajority of the Board.
Section 10.3 Confidentiality. Subject to as hereinafter expressly appears and save and except expressly approved by all the parties in writing, each of the parties to this Agreement shall maintain and shall procure that their respective appointees as directors of the Company shall maintain strict confidence and secrecy in respect of all information of a proprietary commercial and trading nature received by them or it directly or indirectly pursuant to this Agreement, and each of the parties to this Agreement shall use its best endeavours to procure that its respective officers, directors and associates (if any) shall likewise maintain strict confidence and secrecy in respect of such information.
(a)
For the purposes of this Clause, “Confidential Information” means all information of a confidential nature disclosed (whether in writing, verbally or by any other means and whether directly or indirectly) by one party (the “Disclosing Party”) to any other party (the “Receiving Party”) whether before or after the date of this Agreement.

(b)	During the term of this Agreement and within one year after the termination or expiration of this Agreement for any reason whatsoever the Receiving Party shall:
(i)	keep the Confidential Information confidential;
(ii)	not disclose the Confidential Information to any other person other than with the prior written consent of the Disclosing Party or being compelled by law or in accordance with Section 10.3 hereof; and
(iii)	not use the Confidential Information for any purpose other than the performance of its obligations under this Agreement.

(c)
During the term of this Agreement the Receiving Party may disclose the Confidential Information to its employees (the “Recipient”) to the extent that it is necessary for the purposes of this Agreement.

(d)
The Receiving Party shall procure that each Recipient is made aware of and complies with all the Receiving Party’s obligations of confidentiality under this Agreement as if the Recipient was a party to this Agreement.

(e)	The obligations contained in Section 10.3 hereof shall not apply to any Confidential Information which:-
(i)	is at the date of this Agreement or at any time after the date of this Agreement comes into the public domain other than through breach of this Agreement by the Receiving Party or any Recipient; or
(ii)
can be shown by the Receiving Party to the reasonable satisfaction of the Disclosing Party to have been known to the Receiving Party prior to it being disclosed by the Disclosing Party to the Receiving Party; or

(iii)	subsequently comes lawfully into the possession of the Receiving Party from a third party; or
(iv)
is required to be disclosed to the relevant Governmental Authority in compliance with relevant laws and regulations applicable to that Party or the relevant Listing Rules or any applicable rules in relation to any applicable stock exchange.

Section 10.4 Financial Information. The Company shall deliver to each Company Shareholder the following financial and management information at the following intervals:
(a)
Quarterly Financial Statements. Within 35 days after the close of each fiscal quarterly accounting period ending after the date hereof, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period and the related statements of income, shareholders’ equity and cash flow for such quarterly period and (if different) for that portion of the fiscal year that has elapsed with the last day of such quarterly period, and in each such case setting forth comparative figures for the corresponding periods in the prior fiscal year, all of which shall be prepared in accordance with US GAAP applied on a consistent basis.

(b)
Annual Financial Statements. Within 120 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year and the related statements of income, shareholders’ equity and cash flow for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year, all of which shall be prepared in accordance with US GAAP applied on a consistent basis.

(c)
Monthly Management Reports. Within 15 days after the close of each fiscal monthly accounting period ending after the date hereof, the Company shall prepare and submit to the Company Shareholders management reports setting out operational, management and financial conditions of the Group in order to enable the Subscriber ascertaining the latest position of business activities undertaken by the Group and the Group’s financial position.

(d)	Annual Budget. Within 30 days before the end of each year, the Company shall prepare and submit to the Company Shareholders its estimated detailed financial budget for the following financial year.
(e)	Any other information in relation to the business activities, operation and financial condition of the Group that the Directors may reasonably request from time to time.
The financial statements and management reports referred to under this section shall be in such form as the Subscriber may reasonably request in writing.
Section 10.5 Anti-dilution.
(a)
If the Company wishes to issue (“Further Issuance”) any further Ordinary Shares or any other shares in the capital of the Company or any loan capital, securities or other rights which having attached thereto a right of conversion into or exchange for any Ordinary Shares or any equity interest in the Company, the Company shall give and the Existing Shareholders shall procure the Company to give notice (the “Company’s Notice”) to CISG stating the total number of additional Ordinary Shares or any shares to be issued or which could be issued upon exercise of a right of conversion or exchange pursuant to the Further Issuance and the price for such Further Issuance to be subscribed for CISG shall have the option but not the obligation to subscribe at the price set forth in the Company’s Notice for that proportion of Further Issuance equivalent to the percentage (%) which the number of Ordinary Shares held by CISG bears to the total number of issued Ordinary Shares of the Company at the time when the Company’s Notice is issued. Such option may be exercised by CISG by serving a notice to the Company at any time within 20 Business Days following CISG’s receipt of the Company’s Notice and accompanied by payment in full for that proportion of the Further Issuance to be subscribed for. The Company hereby agrees that any Further Issuance will be at a price that is not less than CISG’s price pursuant to this Subscription. The Parties hereby expressly acknowledge, confirm and agree the purpose of this Section 10.5 is to offer an anti- dilution protection in favor of CISG so that if CISG shall have elected to exercise the option hereunder, its shareholdings in the Company will not be diluted notwithstanding the Further Issuance.

(b)
If and whenever the Ordinary Shares by reason of any consolidation or sub-division shall become of a lesser nominal amount, CISG will proportionally be issued with additional Ordinary Shares at a nominal consideration so that CISG’s shareholdings in the Company immediately upon such consolidation or sub-division will remain the same as its shareholdings in the Company immediately before such consolidation or sub-division.

Section 10.6 Specific Right of the Existing Shareholders. If no Capital Event shall have been completed within three (3) years from Closing, each of the Existing Shareholders shall be entitled to require CISG to purchase its Shares at the price to be negotiated and determined by the relevant Existing Shareholder and CISG.

ARTICLE XI
DISPUTE RESOLUTION
Section 11.1 Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration administered by the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules as at present in force and as may be amended by the provisions of this Section. The arbitration shall be the sole and exclusive forum for resolution of such dispute, controversy or claim, and the award rendered shall be final and binding. Judgment on the award rendered may be entered in any court having jurisdiction thereof.
Section 11.2 Procedures.
(a)
The number of arbitrators shall be three, one of whom shall be appointed by the Party asserting a claim against the other Party or Parties, one of whom shall be appointed by the Party or Parties (acting together), as the case may be, against whom a claim has been asserted, and the third of whom shall be selected by mutual agreement, if possible, within thirty days of the selection of the second arbitrator and thereafter by the administering authority. In the event the Party against whom a claim has been asserted fails to appoint the second arbitrator within 15 days after the first arbitrator is appointed by the Party asserting a claim, then the administering authority shall select the second and third arbitrators after expiration of the said 15 days.

(b)
The language of arbitration shall be conducted in the English language and any foreign language documents presented at such arbitration shall be accompanied by an English translation thereof. The arbitration shall be held in HKSAR.

(c)
Any award of the arbitrators (i) shall be in writing, (ii) shall state the reasons upon which such award is based and (iii) may include an award of costs, including reasonable attorney’s fees and disbursements.

(d)
Any Party may make an application to the arbitrators seeking injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved. Any Party may apply to any court having jurisdiction hereof and seek injunctive relief in order to maintain the status quo until such time as the arbitration award is rendered or the dispute, controversy or claim is otherwise resolved.

ARTICLE XII
MISCELLANEOUS
Section 12.1 Notices. All notices, requests, communications (and including service of legal process out of the courts of HKSAR) to any Party hereunder shall be in writing (including facsimile or similar writing and overnight express mail or courier delivery) and shall be given to the respective agents at the address/facsimile number set forth in this Agreement hereto or to such other address/facsimile number as such Party may hereafter specify for the purpose by notice to the other Parties in the manner provided in this Section.

If to INSCOM HK:
Address:
Fax No.:	0755-83521432
Attention:	Mr. Tian Yuan

If to INSCOM BVI:
Address:
Fax No.:	0755-83521432
Attention:	Mr. Tian Yuan

If to the Company:
Address:
Fax No.:	0755-83521432
Attention:	Mr. Tian Yuan

If to Apollo:
Address:
Fax No.:	0755-83521432
Attention:	Mr. Tian Yuan

If to CSH:
Address:
Fax No.:	020-61262893
Attention:	Ms. Feng Zhuo Jun

If to CISG
Address:
Fax No.:	020-61262893
Attention:	Mr. Hu Yi Nan
All such notices, requests and other communications shall be deemed received (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, and (ii) if given by overnight express mail or courier delivery or any other means permitted by this Section, when received; provided, that if the date of receipt hereunder is not a Business Day, the notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
Section 12.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is executed by each of the Parties hereto. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. Upon the occurrence of an IPO event, the Parties hereto agree that Articles 8, 9 & 10 shall be amended accordingly for the purpose of complying with all applicable rules and regulations of the relevant stock or securities exchange.

Section 12.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceably by the respective successors and assigns of the Parties; provided, however, that none of the Parties may assign or Transfer any of its rights or obligations hereunder except in accordance with the provisions stipulated in this Agreement.
Section 12.4 Conflict with Articles of Association. In the event of any conflict between the Articles of Association and this Agreement, the provisions of this Agreement shall prevail.
Section 12.5 Expenses. If Closing shall take place, the Company shall bear the following costs and expenses incurred in this transaction (“Agreed Transaction Expenses”) including (a) legal costs for the preparation, negotiation, execution, delivery and performance of this Agreement; (b) audit fees for preparation of the Approved Accounts for the financial year of [*] and conduct of audit review for the first six months of [*] and (c) valuation expenses and that all these Agreed Transaction Expenses shall be paid by the Subscriber to the relevant professional parties direct. Subject to the Subscriber undertaking to duly settle the Agreed Transaction Expenses, the Subscription Consideration payable by the Subscriber shall correspondingly be reduced by a sum equivalent to the Agreed Transaction Expenses. If for any reason Closing shall not take place, (i) the Company shall be fully responsible for audit fees and expenses and that (ii) the Company and Subscriber shall bear all legal expenses and valuation fees in equal share. Other than the Agreed Transaction Expenses, each Party shall bear its own costs and expenses in connection with the Subscription.
Section 12.6 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby, and any such term or provision to the extent determined to be invalid, illegal or unenforceable shall be replaced by a valid, legal and enforceable provision that comes as close as possible to carrying out the intent and effect of the defective term or provision.
Section 12.7 Further Assurances. The Parties will execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purposes of this Agreement into full effect.
Section 12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the HKSAR.
Section 12.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The English language text of this Agreement shall prevail over any translation thereof.
Section 12.10 Force Majeure. The failure or delay of any of the Parties to perform any obligation under this Agreement solely by reason of acts of God, acts of government, riots, wars, terrorism, or other causes beyond its reasonable control (“Force Majeure”) shall not be deemed to be a breach of this Agreement; provided, however, that the Party so prevented from complying herewith shall not have procured such Force Majeure, shall have used reasonable diligence to avoid such Force Majeure or ameliorate its effects, and shall continue to take all actions reasonably within its power to comply as fully as possible with the terms of this Agreement. Except where the nature of the event shall prevent it from doing so, the Party suffering such Force Majeure shall notify the other Parties in writing promptly after the occurrence of such Force Majeure and shall in every circumstance, to extent reasonable and lawful under the circumstances, use its best efforts to remove or remedy such event.

Section 12.11 Headings Descriptive. The headings of the several articles and sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
Section 12.12 Integration. This Agreement (including the Exhibits and Schedules hereto, which are incorporated herein and made an integral part hereof) hereof constitute the entire and only agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements commitments or understandings, whether written or verbal, that the Parties hereto or thereto may have had with respect to the subject matter thereof.

IN WITNESS whereof this Agreement has been executed on the date and year said above written.
INSCOM HK

SIGNED BY: Tian Yuan	)
Power of attorney of a director, for and on behalf of	)	/s/ Tian Yuan
INSCOM HK LIMITED	)
in the presence of	)
INSCOM BVI

SIGNED BY: Tian Yuan	)
a director, for and on behalf of	)	/s/ Tian Yuan
INSCOM GROUP LIMITED	)
in the presence of	)
The Company

SIGNED BY: Tian Yuan	)
a director, for and on behalf of	)	/s/ Tian Yuan
INSCOM HOLDING LIMITED	)
in the presence of	)
Apollo

SIGNED BY: Tian Yuan	)
Power of attorney of a director, for and on behalf of	)	/s/ Tian Yuan
APOLLO & MUSE HOLDING Limited	)
in the presence of

CSH

SIGNED BY:Feng Zhuojun	)
a director, for and on behalf of	)	/s/ Feng Zhuojun
CLEVER STAR HOLDINGS LIMITED	)
in the presence of	)
CISG

SIGNED BY:Hu Yinan	)
a director, for and on behalf of	)	/s/ Hu Yinan
CISG HOLDINGS LTD.	)
in the presence of	)

SCHEDULE 1
Corporate Information of the Company

(1) Name of the Company	:	InsCom Holding Limited

(2) Company No.	:	1584021

(3) Date of Incorporation	:	7 May, 2010

(4) Place of Incorporation	:	British Virgin Islands

(5) Registered Address	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

(6) Directors	:	Yuan Tian

(7) Authorized Share Capital	:	US$50,000 divided into 50,000 shares of US$1.00 each

(8) Issued Share Capital	:	US$10,000

(9) Shareholders

Name of Shareholder	No. of Shares	Percentage holdings

Apollo & Muse Holding Limited	7,788 ordinary	77.88%

Clever Star Holdings Limited	2,212 ordinary	22.12%

This Schedule is provided with
English Translation for Reference
SCHEDULE 2
Corporate Structure of the Company immediately after Closing

SCHEDULE 3A
Corporate Information of INSCOM BVI
(as at the date of the Agreement)

(1) Name of the Company	:	InsCom Group Limited

(2) Company No.	:	1584027

(3) Date of Incorporation	:	7 May, 2010

(4) Place of Incorporation	:	British Virgin Islands

(5) Registered Address	:	P.O. Box 957, Offshore Incorporations Centre, Road Town, Tortola, British Virgin Islands

(6) Directors	:	Yuan Tian

(7) Authorized Share Capital	:	50,000 shares of a single class each with a par value US$1.00

(8) Issued Share Capital	:	US$1

(9) Shareholders

Name of Shareholder	No. of Shares	Percentage holdings

InsCom Holding Limited	1	100%

SCHEDULE 3B
Corporate Information of INSCOM HK
(as at the date of the Agreement)

(1) Name of the Company	:	InsCom HK Limited

(2) Company No.	:	1457225

(3) Date of Incorporation	:	17 May, 2010

(4) Place of Incorporation	:	Hong Kong

(5) Registered Address	:	12/F Ruttonjee House, 11 Duddell Street, Central, Hong Kong

(6) Directors	:	Yuan Tian

(7) Issued Share Capital	:	HK$1.00

(8) Shareholders

Name of Shareholder	No. of Shares	Percentage holdings

InsCom Group Limited	1	100%

SCHEDULE 3C
Corporate Information of Ying Si Kang
(as at the date of the Agreement)

(1) Name of the Company	:	Ying Si Kang Information Technology (Shenzhen)Co., Ltd

(2) License No.	:	440301503378995

(3) Date of Incorporation	:	15 July, 2010

(4) Place of Incorporation	:	PRC

(5) Registered Address	:	2108-2110-35 Tower A, Jiahe Huaqiang Buiding, Shennan Road, Futian District, Shenzhen

(6) Legal Representative	:	Yuan Tian

(7) Registered Capital	:	US$1,200,000.00

(8) Shareholders

Name of Shareholder	Percentage holdings

InsCom HK Limited	100%

SCHEDULE 3D
Corporate Information of the First PRC Subsidiaries
(as at the date of the Agreement)

(1) Name of the Company	:	Shenzhen Xinbao Investment Co., Ltd

(2) License No.	:	440301104741339

(3) Date of Incorporation	:	12 June, 2010

(4) Place of Incorporation	:	PRC

(5) Registered Address	:	2108-2110-28 Tower A, Jiahe Huaqiang Buiding, Shennan Road, Futian District, Shenzhen

(6) Legal Representative	:	Yuan Tian

(7) Registered Capital	:	RMB30,000.00

(8) Shareholders

Name of Shareholder	Percentage holdings

Yuan Tian	50%

Fei Xiao	50%

(1) Name of the Company	:	Shenzhen InsCom E-Commerce Co., Ltd

(2) License No.	:	440301103498934

(3) Date of Incorporation	:	2 June, 2004

(4) Place of Incorporation	:	PRC

(5) Registered Address	:	Unit A, Olympics Building7/F, Shangbao Road, Futian District, Shenzhen

(6) Legal Representative	:	Yuan Tian

(7) Registered Capital	:	RMB3,000,000.00

(8) Shareholders

Name of Shareholder	Percentage holdings

Yuan Tian	50%

Fei Xiao	50%

SCHEDULE 3E
Corporate Information of the Second PRC Subsidiaries
(as at the date of the Agreement)

			Registered
Company		Date of	Capital	Legal
Name	License No.	Incorporation	(RMB)	Representative	Shareholders
HN Fanhua Anlian Insurance Agency Co.,Ltd	410192100013786	29 Jan, 2008	3,000,000	Jun Zhang	Meidiya: 51% Jingshi: 49%
HZ Fanhua Zhixin Insurance Agency Co.,Ltd	330102000013189	4 Jan, 2008	5,000,000	Yu Zeng	Meidiya: 51% Jingshi: 49%
TJ Fanhua Xianghe Insurance Agency Co.,Ltd	120102000011824	23 Nov, 2007	2,000,000	Changhua Mu	Meidiya: 70% Zhiyong: 30%
FZ Fanhua Guoxin Insurance Agency Co.,Ltd	350102100011038	24 Jan, 2008	5,000,000	Xiaomin Gong	Fanhua Invesntment: 70% Jingshi: 30%
CS Lianyi Insurance Agency Co.,Ltd	430102000040432	19 Dec,2007	5,000,000	Jiangrong Xu	Meidiya: 70% Jingshi: 30%
NB Baolian Insurance Agency Co.,Ltd	330215000013767	25 May, 2009	2,000,000	Guangqing Ying	Meidiya: 51% Jingshi: 49%
NOTE:
In the table above, Guangdong Meidiya Investment Co., Ltd is referred to as Meidiya, Chengdu Jingshi Investment Co., Ltd is referred to as Jingshi, Sichuan Zhiyong Investment Co., Ltd is referred to as Zhiyong and Fujian Fanhua Investment Co., Ltd is referred to as Fanhua Investment.

SCHEDULE 4
Warranties
Save as disclosed in writing prior to execution of this Agreement, the Existing Shareholders hereby represents and warrants to the Subscriber that all representations and statements of fact set out in this Schedule or otherwise contained in this Agreement are and will be true in all material respects as at the date hereof and as at Closing.
1.	GENERAL

1.1	Accuracy of recitals and schedules

The information and particulars relating to the Group as set out in the recitals and Schedules to this Agreement are true and accurate in all respects.

1.2	Memorandum and articles of association, statutory books and returns
(A)
Copies of articles of association of each member of Group which have been given to the Subscriber are accurate and complete in all respects and have annexed or incorporated copies of all resolutions or agreements required to be so annexed or incorporated by the rules and regulations governing companies in the PRC.

(B)	The statutory books and registers of the Group have been properly kept and no notice or allegation that any of them is incorrect or should be rectified has been received.
(C)
All returns and particulars, resolutions and other documents which any member of the Group is required by law to file with or deliver to the relevant authorities have been correctly made up and duly filed or delivered.

1.3	Ownership of Interest
(A)	The PRC Subsidiaries have been duly incorporated and are validly existing under the laws of the PRC and have full power, authority and legal right to own their assets and carry on the business.
(B)
Save and except already disclosed to the Subscriber in writing by the Existing Shareholders, no person is entitled or has claimed to be entitled to require any member of Group to issue any share equity or loan capital either now or at any future date whether contingently or not.

(C)
Save and except already disclosed to the Subscriber in writing by the Existing Shareholders, there is no option, right of pre-emption, right to acquire, mortgage, charge, pledge, lien or other form of security or encumbrance on, over or affecting any of the equity interest of the Group nor is there any commitment to give or create any of the foregoing, and no person has claimed to be entitled to any of the foregoing.

1.4	Subsidiaries, associations and branches
Save and except already disclosed to the Subscriber in writing by the Existing Shareholders, the Company has no subsidiaries nor is it a member of any partnership or other unincorporated association, joint venture or consortium.
1.5	Ownership of assets

The Group is the legal and beneficial owner of its assets as set out in the Accounts.

1.6	Vulnerable antecedent transactions

The Group has taken no steps to be a party to a transaction and has not entered into any disposition of property pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by any member of the Group is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favor of another person.

1.7	Compliance with statutes
(A)
Each member of the Group has conducted its business in accordance with all applicable laws, regulations and rules issued by the relevant PRC government authorities and has not committed any criminal, illegal or unlawful act.

(B)
To the best belief and knowledge of the Existing Shareholders, neither the Group, nor any of its officers, agents or employees (during the course of their duties), has done or omitted to do anything which is a contravention of any statute, order, regulation or the like giving rise to any fine, penalty or other liability or sanction on the part of the Group which could have produced adverse effect on the normal operation of the Group.

(C)
The Group has not committed any breach of contract or statutory duty or other unlawful act which could lead to a claim for damages being made against it and no event has occurred which would entitle any third party to terminate any contract or any benefit enjoyed by the Group.

1.8	Licenses and consents

All necessary licenses, approvals and/or permits for undertaking the business by the Group have been validly issued to the Group Companies by the Governmental Authorities and that the Existing Shareholders are not aware of anything that might result in the revocation, suspension or modification of any of such licenses, approvals and permits or any circumstances that might prejudice their renewal.

1.9	Litigation

The Existing Shareholders do not have actual knowledge and have not received any written notice that:-
(A)	the Group is engaged in any litigation or arbitration proceedings.

(B)	the Group has done or omitted to do anything which will give rise to any litigation or arbitration proceedings by or against the Group, and
(C)	the Group is the subject of any investigation, inquiry or enforcement proceedings or process by any governmental, administrative or regulatory body.
1.10	Insolvency
(A)	Save as disclosed prior to signing of this Agreement, the Existing Shareholders have not received any written notice or verbal indication from any party in which:-
(i)
any receiver, liquidator, provisional administrator or other person carrying on similar function has been appointed in respect of any Group or in respect of the whole or any part of the assets or undertaking of any Group; and

(ii)	any winding up or administrative order has been made and no petition has been presented for such an order in respect of any Group.
Save as disclosed prior to signing of this Agreement, the Existing Shareholders have not received any notice in which:-
(i)
any meeting has been convened at which a resolution shall be proposed, any resolution has been passed, any petition has been presented and any order has been made for the winding up or dissolution of any Group Company or for an administrative order in respect of any Group Company; or

(ii)
any Group Company has stopped or suspended payment of its debts, become unable to pay its debts (within the meaning of Section 178 of the Companies Ordinance or any similar provisions under the applicable laws in PRC) or otherwise become insolvent.

(B)
Save as disclosed prior to signing of this Agreement, the Existing Shareholders have not received any written notice in which any circumstances have arisen which entitle any person to take any action, appoint any person, commence proceedings or obtain any order.

(C)
Save as disclosed prior to signing of this Agreement, the Company, INSCOM HK and INSCOM BVI have not carried on any actual business operation in any part of the world and have not entered into any contract, agreement (whether verbal or in writing) with any Person.

2.	ACCOUNTS AND FINANCIAL

2.1	Accuracy of the Accounts
The Accounts
(A)	to the best knowledge and belief of the Existing Shareholders, the Accounts have been prepared in accordance with US GAAP and laws and regulations of PRC.
(B)	are complete and accurate in all material respects and give, a true and fair view of the state of affairs and financial position of the Group Companies as at the Account Date.
(C)
are true, accurate and complete, in all material respects with regard to capital commitments, assets and liabilities (actual and contingent), profits and loss and the financial position of the Group Companies as at the Account Date.

(D)	are not materially and adversely affected by any unusual or non-recurring items.

(E)	fully disclose all the assets of the Group Companies as at the Account Date.
(F)	fully disclose and make full provision or reserve for all actual liabilities, and
(G)	fully disclose and make provision or reserve for or note all contingent liabilities, capital or burdensome commitments and deferred taxation.
2.2	Book debts
Other than the loans and liabilities as shown in the Accounts, if any, the Group Companies has no outstanding book debts or indebtedness as at the Account Date.
2.3	Books and records

All accounts, books, ledgers, and other financial records of the Group Companies:-
(A)
to the best knowledge and belief of the Existing Shareholders, all accounts, books, ledgers, and other financial records of the Group Companies have been properly maintained and contain accurate records of all matters required to be entered in them in accordance with US GAAP, and applicable statutes and regulations of PRC; and

(B)	give a true and fair view of the matters which ought to appear in them.
2.4	Dividends and distributions
(A)	No dividend or other distribution of profits or assets has been or agreed to be declared, made or paid by the Group Companies since the Account Date.
(B)
All dividends or other distributions of profits or assets declared, made or paid since the respective dates of incorporation of the Group Companies have been declared, made and paid in accordance with the applicable PRC statutes and regulations and the respective articles of association (or equivalent documents) of each member of the Group Companies.

2.5	Bank and other borrowings
(A)	The Group Companies have made no bank borrowings other than those as shown in the Accounts.
(B)
The Group Companies has no outstanding mortgages, charges, debentures or other loan capital or bank overdrafts, bank or other borrowings, loans or other indebtedness, financial facilities, finance leases or hire purchase commitments or any guarantees or other contingent liabilities other than those as shown in the Accounts.

(C)
No material outstanding indebtedness of any member of the Group Companies has become payable by reason of default by any member of the Group Companies and no event of default has occurred or is pending which with the lapse of time or the fulfillment of any condition or the giving of notice may result in any such indebtedness becoming so payable prior to maturity.

2.6	Loan capital and guarantees

Save as disclosed in the Accounts, the Group Companies have no and has not incurred any loan capital or any liability.

2.7	Loans

The Group Companies have not lent any money to any parties which has not been repaid to it or owns the benefit of any debt (whether present or future) other than debts accrued to it in the ordinary course of its business.

2.8	Working capital
(A)	The Group Companies have sufficient working capital for the purposes of operating their existing businesses.
(B)
Save as disclosed in writing prior to signing of this Agreement or transactions contemplated under this Agreement, the Group Companies have no material outstanding capital commitment and is not engaged in any scheme or project requiring expenditure of capital of a significant sum.

2.9	Liabilities
(A)
Save as disclosed in the Accounts, there are no liabilities (including contingent liabilities) which are outstanding on the part of the Group Companies other than those incurred in the ordinary and proper course of business since the Account Date.

(B)	The Company, INSCOM HK and INSCOM BVI have not incurred any liabilities (including contingent liabilities) since incorporation.

2.10	Financing Arrangements

In relation to all financing arrangements (including all mortgages, overdrafts and other loan or financial facilities) to which any Group Companies is a party:-
(A)	there has been no contravention of or non-compliance with any provision of any such document.
(B)	no steps for the enforcement of any encumbrances or the early repayment of the indebtedness have been taken or threatened;
(C))	there has not been any alteration in the terms and conditions of any of the said arrangements or facilities all of which are in full force and effect.
(D)	nothing has been done or omitted to be done whereby the continuance of the said arrangements and facilities in full force and effect might be affected or prejudiced.
(E)	none of the arrangements is dependent on the guarantee of or on any security provided by a third party.
(F)	no consent is required from the lenders of such financing arrangements for the entering into and completion of the transactions contemplated under this Agreement, and
(G)	none of the facilities may be terminated, or mature prior to its stated maturity as a result of completion of the Subscription or any matter contemplated by this Agreement.
2.11	Position since the Account Date

Since the Account Date:-
(A)	the Group Companies have conducted the business of the Group Companies in a normal and proper manner.
(B)	the Group Companies have not entered into any unusual contract or commitment or otherwise departs from its normal course of trading.

(C)	there has been no material adverse change to the Accounts since Account Date.
(D)
there has not been any sale or transfer by the Group Companies of any material tangible or intangible assets other than in the ordinary course of business, any mortgage or pledge or the creation of any security interest, lien, or encumbrance on any such asset, or any lease of property, including equipment, other than tax liens with respect to taxes not yet due and statutory rights of customers in inventory and other assets.

(E)	there has not been any damage, destruction, or loss, whether covered by insurance or not, materially adversely affecting the business of the Group Companies (taken as a whole.

(F)
there has not been making of any material loan, advance, indemnity or guaranty by the Group Companies to or for the benefit of any person except the creation of accounts receivables in the ordinary course of business.

(G)	there has not been any material adverse change in the business, financial condition, operations, or assets of the Group Companies (taken as a whole. And

(H)	there has not been an agreement to do any of the foregoing.
3.	COMMERCIAL

3.1	Effect of Transactions contemplated under this Agreement

Neither the execution of this Agreement nor the compliance with the terms of this Agreement does and will:-
(A)
conflict with, or result in the breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement or instrument to which the Group Companies is a party, or any provision of the memorandum or articles of association or other corresponding constitutional documents of the Group Companies or any encumbrances, lease, contract, order, judgement, award, injunction, regulation or other restriction or obligation of any kind or character by which or to which any asset of the Group Companies is bound or subject.

(B)
relieve any person from any obligation to the Group Companies or cause any person to determine any such obligation or any right or benefit enjoyed by the Group Companies, or to exercise any right, whether under an agreement with or otherwise in respect of the Group Companies.

(C)	result in the creation, imposition, crystallization or enforcement of any encumbrance whatsoever on any of the assets of the Group Companies, and
(D)	result in any present or future indebtedness of the Group Companies becoming due and payable or capable of being declared due and payable prior to its stated maturity.
3.2	Trading contracts
Save as disclosed prior to this Agreement, the Group Companies have duly observed and performed the terms and conditions on its part to be observed and performed under its trading contracts.
3.3	Material contracts
There are no agreements concerning the Group Companies which provide that they can be terminated as a result of completion of the Subscription or a change in the composition of the board of directors of the Group Companies.

3.4	Agreements restricting business
(A)
Each member of the Group Companies is not a party to any agency, distributorship, marketing, purchasing, manufacturing or licensing agreement or arrangement, or any restrictive trading or other agreement or arrangement which in any way restricts its freedom to carry on business.

(B)	The Group Companies are not a party to any undertaking or assurances given to any court or governmental agency which is still in force.
3.5	Defaults under agreements
(A)	On or prior to the Closing Date, the Group Companies are not and will not with the lapse of time become:-
(1)	in default under any agreement or covenant to which it is a party or in respect of any other obligations or restrictions binding upon it; and
(2)	to the best information and belief of the Existing Shareholders, liable in respect of any breach of representation or warranty given under any agreement to which it is a party.
(B)
On or prior to the Closing Date, no threat or claim of default under any agreement, instrument or arrangement to which any member of the Group Companies is a party has been made and is outstanding against it and there is nothing whereby any such agreement, instrument or arrangement may be prematurely terminated or rescinded by any other party or whereby the terms thereof may be materially worsened as against the relevant member of Group Companies.

3.6	Other party’s defaults

No party to any agreement with or under an obligation to the Company is (1) in default under it, being a default which would be material in the context of its financial or trading position and there are no circumstances likely to give rise to such a default; or (2) incapable of performing its obligations or granting any rights thereunder.

3.7	No powers of attorney

The Group Companies have not granted any power of attorney or similar authority which remains in force as at the date of this Agreement.
4.	TAXATION
(A)	Each Group Company has complied with all other relevant legal requirements relating to registration or notification for Taxation purposes.

(B)	Each member of Group Company has:-
(i)
duly and punctually paid all Taxation which it has become liable to pay and is under no liability to pay any penalty or interest in connection with any claim for Taxation and has not paid any tax which it was and is not properly due to pay.

(ii)	taken all necessary steps to obtain any repayment of or relief from Taxation available to it.

(C)
The returns which ought to have been made by or in respect of any member of Group Companies for any Taxation purposes have been made and all such returns are up-to-date correct and on a proper basis and are not the subject of any dispute with any Taxation or other relevant authority and there are no present circumstances known to the Existing Shareholders which are likely to give rise to any such dispute and provision has been made in the Accounts for all amounts which were or would have been shown by any such return to be payable by the Company.

(D)
The provisions (if any) included in the Accounts are sufficient to cover all Taxation in respect of all periods ending on or before the Account Date for which the Group Companies was then or might at any time thereafter become or have become liable.

5.	INTELLECTUAL PROPERTY
(A)
No member of the Group has entered into any agreements, arrangement or understanding (whether legally enforceable or not) for the licensing or otherwise permitting the use or exploitation of the IP Rights.

(B)
None of the IP Works is currently being infringed, misused or used without authorization by any third party and none of it has been so infringed, misused or used without authorization during the last three years nor will it be so infringed, misused or used and no third party has threatened any such infringement, misuse or unauthorized use.

(C)	To the best belief and knowledge of the Existing Shareholders, there are no circumstances under which the Group’s right to use IP Works may be prohibited or terminated.
(D)
The activities of the Group Companies do not infringe or otherwise involve the misuse or unauthorized use of any industrial or intellectual property rights of third parties. None of the IP Rights has been wrongfully or unlawfully acquired by the Group Companies. No claim under any warranty contained in such documentation has been made or intimated nor are there any reasonable grounds on which any such claim could be made.

(E)
The Group has taken all steps open to it to preserve its IP Works including, but not limited to take all reasonable steps to preserve the confidentiality of all know-how, confidential information and trade secrets used in the Business, including ensuring that all such know-how, information and secrets are fully documented and held in a secure location in the possession or control of the Group, are only disclosed to such employees and other persons to whom disclosure is necessary in the normal conduct of the business of the Group and who are aware of, and accept in writing an obligation to maintain, the confidentiality thereof.

(F)
The Group has not in the past been carrying on the business in such a way as to infringe any intellectual property right of any person, does not do so as at the date of this Agreement, and it will not do so prior to Closing.

6.	PROPERTIES

None of the Group has owned any real property in the PRC or elsewhere.

SCHEDULE 5
Rights of First Refusal
1.
The relevant Selling Shareholder shall first give a notice in writing within 7 days after receipt of the offer (the “Transfer Notice”) from any third party (“Prospective Purchaser”) to CISG informing that he/she/it has received such an offer. The Transfer Notice shall specify:-

(a)	the number of stocks which the Prospective Purchaser wishes to acquire (the “Offered Shares”);

(b)	the name of the Prospective Purchaser;

(c)	the price which the Prospective Purchaser has offered for the Offered Shares (if any); and

(d)
details of any other material terms of the offer made by the Prospective Purchaser (if any) and any other material terms or circumstances known to the relevant Selling Shareholder which affect or may affect the offer.

2.
CISG (“Purchasing Shareholder”) may within a period of 15 Business Days after receipt of the Transfer Notice require the relevant Selling Shareholder to sell the Relevant Shares to CISG under the same terms and conditions.

3.
None of the Existing Shareholders shall Transfer or agree to transfer or enter into any arrangement for the transfer of the Offered Shares or any part thereof to the Prospective Purchaser or its nominees unless the provisions set out herein have been duly complied with.

SCHEDULE 6
Rights and Privileges of Preference Shares
The Preference Shares shall have the following rights:

(a) Total Issue Price:	Subscription Consideration

(b) Dividends:	The registered holders of the Preference Shares shall have the same entitlement to the dividends as that of the registered holders of the Ordinary Shares.

(c) Liquidation Preference	(1)	In the event of any Liquidation Event:

	(i)	the holders of the Preference Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares or any other class or series of Shares:

(I) an amount per Preference Share (as adjusted for any share splits, share dividends, combinations, recapitalizations or the like) as calculated as follows:

= Subscription Consideration/ [[69,250] + Number of Additional Preference Shares issued (if any)];

(II) all accrued or declared but unpaid dividends on the Preference Shares; and

(III) interest on both (I) and (II) at an interest rate of [30]% per annum accrued from Closing Date to the date of Liquidation Event

((I), (II) and (III) collectively referred to as the “Preference Amount”).

If upon such liquidation, dissolution or winding up of the Company, the assets available to be distributed among the holders of Preference Shares shall be insufficient to permit the payment in full of the Preference Amount, the entire assets of the Company to be distributed shall be distributed ratably among the holders of the Preference Shares; and

	(ii)	after the distribution of the aforementioned Preference Amount, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed pro rata among the holders of the Preference Shares (on an as-converted basis) together with the holders of the Ordinary Shares.

(2) For the purpose of this Schedule, “Liquidation Events” shall mean liquidation, dissolution or winding up of the Company, either voluntary or involuntary, and be deemed to include any merger, acquisition or sale of voting control of the Company as a result of which its existing shareholders will not retain a majority of the voting power in the new controlling entity of the Group, a sale of all or substantial part of the Company’s assets.

(d) Voting Rights:	The registered holders of the Preference Shares shall have the same voting rights as those of the registered holders of the Ordinary Shares at any general meeting of the Company.

(e) Redemption:	CISG shall have the right to demand the Company to redeem the Preference Shares held by CISG for cash at RMB 400 million (or the USD equivalent to RMB 400 million at such an exchange rate to be quoted by the remitting bank at the date when redemption shall be made by the Company) prior to the occurrence of IPO.

(f) Profit Entitlement	CISG shall be entitled to all of the dividend or other distribution of the profit of the Group prior to the occurrence of IPO and CISG shall have the right to demand the Company to pay to CISG the dividend or other distribution of profit prior to the occurrence of IPO.